EXHIBIT 20.2
                                                                    ------------

















                                COMPTON PETROLEUM CORPORATION
                                CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2006

INDEPENDENT AUDITORS' REPORT


To the Shareholders of
COMPTON PETROLEUM CORPORATION


We have audited the accompanying consolidated balance sheets of Compton Petroleum Corporation as at December 31, 2006 and 2005 and the consolidated statements of earnings, retained earnings, and cash flow for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. Our audit of the financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and 2005 and the results of its operations and cash flow for each of the three years in the period ended December 31, 2006 in accordance with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences are presented in Note 20 to the consolidated financial statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 23, 2007, expressed an unqualified opinion on management's assessment of internal controls over financial reporting and an unqualified opinion on the effectiveness of internal controls over financial reporting.




Calgary, Canada                                  /s/ Grant Thornton LLP
March 23, 2007                                   Chartered Accountants

INDEPENDENT AUDITORS' REPORT


To the Shareholders of
COMPTON PETROLEUM CORPORATION


We have audited management's assessment, included in the accompanying Management Report that Compton Petroleum Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or dispositions of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as at December 31, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by COSO. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by COSO.

We also have audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as at December 31, 2006 and 2005 and the consolidated statements of earnings, retained earnings and cash flow for each of the three years in the period ended December 31, 2006 and our report dated March 23, 2007, expressed an unqualified opinion on those financial statements.



Calgary, Canada                                  /s/ Grant Thornton LLP
March 23, 2007                                   Chartered Accountants

COMPTON PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS
As at December 31,                                     2006                2005
--------------------------------------------------------------------------------
(thousands of dollars)

ASSETS

Current
  Cash                                          $       12,232     $      8,954
  Accounts receivable                                   83,535          122,073
  Unrealized risk management
     gain (Note 16a (i))                                22,625                -
  Other current assets (Note 16b (ii))                  24,513           10,726
  Future income taxes (Note 15b)                         1,479            2,609
                                                --------------     ------------
                                                       144,384          144,362

Property and equipment (Note 4 and 19)               1,977,062        1,587,371
Goodwill (Note 2)                                        7,914            7,914
Deferred financing charges and other (Note 8)           14,144           12,841
Deferred risk management loss
   (Note 16a (ii))                                        3,968            5,610
                                                --------------     ------------

                                                $    2,147,472     $  1,758,098
                                                ==============     ============

LIABILITIES

Current
  Accounts payable                              $     141,443      $    203,869
  Unrealized risk management loss
    (Note 16a (i) and (iii))                             4,604            7,758
  Future income taxes (Note 15b)                         7,269                -
                                                --------------     ------------

                                                      153,316           211,627

Bank debt (Note 5)                                    330,000           177,900
Senior term notes (Note 6)                            524,385           357,640
Asset retirement obligations (Note 10)                 29,791            20,770
Unrealized risk management loss
  (Note 16a (iii))                                      6,816            10,201
Future income taxes (Note 15b)                        302,690           314,726
Non-controlling interest (Note 3)                      66,350            68,898
                                                --------------     ------------

                                                    1,413,348         1,161,762
                                                --------------     ------------

SHAREHOLDERS' EQUITY

Capital stock (Note 11b)                              231,992           226,444
Contributed surplus (Note 12a)                         16,974             9,173
Retained earnings                                     485,158           360,719
                                                --------------     ------------

                                                      734,124           596,336
                                                --------------     ------------

                                                $   2,147,472      $  1,758,098
                                                ==============     ============


Commitments and contingent liabilities (Note 18)
Subsequent events (Note 19)

On behalf of the Board

/s/ M.F. Belich, Q.C.                        /s/ J.A. Thomson, C.A.
Director                                     Director


        See accompanying notes to the consolidated financial statements.

COMPTON PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS

Years ended December 31,                                         2006            2005             2004
--------------------------------------------------------------------------------------------------------
(thousands of dollars, except per share data)

REVENUE
  Oil and natural gas revenues                           $     533,656     $   557,879      $   391,659
  Royalties                                                   (123,677)       (132,717)         (93,416)
                                                         --------------    ------------     ------------
                                                               409,979         425,162          298,243
                                                         --------------    ------------     ------------
EXPENSES
  Operating                                                     95,462          66,802           55,655
  Transportation                                                12,564          10,858            8,595
  General and administrative                                    26,231          21,223           15,215
  Interest and finance charges (Note 7)                         54,075          34,951           33,733
  Tender costs (Note 8)                                              -          20,750                -
  Depletion and depreciation                                   143,057         105,504           82,554
  Foreign exchange (gain) (Note 9)                                (891)         (7,353)         (14,631)
  Accretion of asset retirement obligations (Note 10)            2,257           1,975            1,670
  Stock-based compensation (Note 12a and c)                     10,488           5,903            3,410
  Risk management (gain)  loss (Note 16a (iv))                 (63,721)         19,302            8,808
                                                         --------------    ------------     ------------
                                                               279,522         279,915          195,009
                                                         --------------    ------------     ------------

EARNINGS BEFORE TAXES AND NON-CONTROLLING INTEREST             130,457         145,247          103,234
                                                         --------------    ------------     ------------

INCOME TAXES  (Note 15a)
  Current                                                           44           5,071            2,751
  Future                                                        (3,636)         52,317           33,432
                                                         --------------    ------------     ------------
                                                                (3,592)         57,388           36,183
                                                         --------------    ------------     ------------

EARNINGS BEFORE NON-CONTROLLING  INTEREST                      134,049          87,859           67,051
  Non-controlling interest (Note 3)                              6,623           6,533            3,418
                                                         --------------    ------------     ------------

NET EARNINGS                                             $     127,426     $    81,326      $    63,633
                                                         ==============    ============     ============

NET EARNINGS PER SHARE (Note 13)
  Basic                                                  $        1.00     $      0.65      $      0.54
                                                         ==============    ============     ============

  Diluted                                                $        0.95     $      0.62      $      0.51
                                                         ==============    ============     ============


CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

Years ended December 31,                                        2006            2005             2004
--------------------------------------------------------------------------------------------------------
(thousands of dollars)
RETAINED EARNINGS, beginning of year                     $     360,719    $    284,712      $   224,569
Net earnings                                                   127,426          81,326           63,633
Premium on redemption of shares (Note 11b)                      (2,987)         (5,319)          (3,490)
                                                         --------------    ------------     ------------

RETAINED EARNINGS, end of year                           $     485,158     $   360,719      $   284,712
                                                         ==============    ============     ============

        See accompanying notes to the consolidated financial statements.

COMPTON PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW

Years ended December 31,                               2006            2005             2004
------------------------------------------------------------------------------------------------
(thousands of dollars)
OPERATING ACTIVITIES
   Net earnings                                  $    127,426     $     81,326     $    63,633
     Amortization of deferred charges and other         1,996            2,190           2,101
     Tender costs                                           -           20,750               -
     Depletion and depreciation                       143,057          105,504          82,554
     Accretion of asset retirement obligations          2,257            1,975           1,670
     Unrealized foreign exchange (gain)                  (665)          (7,808)        (14,652)
     Future income taxes                               (3,636)          52,317          33,432
     Unrealized risk management (gain) loss           (27,522)          10,171           2,179
     Stock-based compensation                           9,121            5,903           3,410
     Asset retirement expenditures                     (2,352)            (749)           (614)
     Non-controlling interest                           6,623            6,533           3,418
                                                 -------------    -------------    ------------
                                                      256,305          278,112         177,131
   Change in non-cash working capital (Note 17)        18,901            8,441         (12,594)
                                                 -------------    -------------    ------------

                                                      275,206          286,553         164,537
                                                 -------------    -------------    ------------

FINANCING ACTIVITIES
   Issuance (repayment) of bank debt                  152,100          (42,100)         43,373
   Issuance of senior notes                           174,930          353,130               -
   Issue costs on senior notes                         (3,408)         (12,670)              -
   Redemption of senior notes                          (7,520)        (199,973)              -
   Proceeds from share issuances, net                   4,672           89,752           3,258
   Proceeds from partnership unit issuance                  -                -          74,343
   Distributions to partner                            (9,171)          (9,172)         (6,114)
   Redemption of common shares                         (3,433)          (6,118)         (4,005)
   Change in non-cash working capital (Note 17)         1,278           (1,829)            324
                                                 -------------    -------------    ------------

                                                      309,448          171,020         111,179
                                                 -------------    -------------    ------------

INVESTING ACTIVITIES
   Property and equipment additions                  (490,429)        (484,213)       (296,676)
   Corporate acquisitions (Note 2)                          -                -         (12,132)
   Property acquisitions                              (34,444)         (28,575)        (20,830)
   Property dispositions                                1,350                -          19,276
   Change in non-cash working capital (Note 17)       (57,853)          54,101          29,166
                                                 -------------    -------------    ------------

                                                     (581,376)        (458,687)       (281,196)
                                                 -------------    -------------    ------------

CHANGE IN CASH                                          3,278           (1,114)         (5,480)

CASH, beginning of year                                 8,954           10,068          15,548
                                                 -------------    -------------    ------------

CASH, end of year                                $     12,232     $      8,954     $    10,068
                                                 =============    =============    ============

        See accompanying notes to the consolidated financial statements.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

1.   SIGNIFICANT ACCOUNTING POLICIES

     Compton Petroleum Corporation (the "Company" or "Compton") is in the business of the exploration for and production of petroleum and natural gas reserves in the Western Canada Sedimentary Basin.

a)   BASIS OF PRESENTATION

     The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada within the framework of the accounting policies summarized below. Information prepared in accordance with accounting principles generally accepted in the United States is included in Note 20.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The consolidated financial statements also include the accounts of Mazeppa Processing Partnership in accordance with Accounting Guideline 15 ("AcG-15") "Consolidation of Variable Interest Entities", as outlined in Note 3.

     All amounts are presented in Canadian dollars unless otherwise stated.

b)   MEASUREMENT UNCERTAINTY

     The timely preparation of financial statements requires that Management make estimates and assumptions and use judgment regarding assets, liabilities, revenues, and expenses. Such estimates relate primarily to transactions and events that have not settled as of the date of the financial statements. Accordingly, actual results may differ from estimated amounts as future confirming events occur.

     Amounts recorded for depletion and depreciation, and amounts used in impairment test calculations are based upon estimates of petroleum and natural gas reserves and future costs to develop those reserves. By their nature, these estimates of reserves, costs, and related future cash flows are subject to uncertainty, and the impact on the consolidated financial statements of future periods could be material.

     The calculation of asset retirement obligations include estimates of the ultimate settlement amounts, inflation factors, credit adjusted discount rates, and timing of settlement. The impact of future revisions to these assumptions on the consolidated financial statements of future periods could be material.

     The values of pension assets and obligations and the amount of pension costs charged to net earnings depend on certain actuarial and economic assumptions which by their nature are subject to measurement uncertainty.

c)   PROPERTY AND EQUIPMENT

     i)   Capitalized costs

          The Company follows the full cost method of accounting for its petroleum and natural gas operations within one Canadian cost centre. Under this method all costs related to the exploration for and development of petroleum and natural gas reserves are capitalized. Costs include lease acquisition costs, geological and geophysical expenses, costs of drilling both producing and non-producing wells, production facilities, future asset retirement costs, and certain general and administrative expenses directly related to exploration and development activities.

          Proceeds from the sale of properties are applied against capitalized costs, without any gain or loss being realized, unless such sale would significantly alter the rate of depletion and depreciation.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Expenditures related to renewals or betterments that improve the productive capacity or extend the life of an asset are capitalized. Maintenance and repairs, other than major turnaround costs, are expensed as incurred. Major turnaround costs are included in property and equipment when incurred and charged to depletion and depreciation in the consolidated statement of earnings over the estimated period of time to the next scheduled turnaround.

     ii)  Depletion and depreciation

          Depletion and depreciation of property and equipment is provided using the unit-of-production method based upon estimated proved petroleum and natural gas reserves. The costs of significant undeveloped properties are excluded from costs subject to depletion until it is determined whether or not proved reserves are attributable to the properties or impairment has occurred. Estimated future costs to be incurred in developing proved reserves are included and estimated salvage values are excluded in costs subject to depletion. For depletion and depreciation purposes, relative volumes of natural gas production and reserves are converted at the energy equivalent conversion rate of six thousand cubic feet of natural gas to one barrel of crude oil.

          Depreciation of certain midstream facilities is provided for on a straight line basis over 30 years and depreciation of office equipment is provided for on a declining balance basis which range from 20% to 30% per year.

     iii) Impairment test

          At each reporting period the Company performs an impairment test to determine the recoverability of capitalized costs associated with reserves. An impairment loss is recognized when the carrying amount of a cost centre exceeds its fair value. The carrying amount of the cost centre is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows from proved reserves plus the costs of unproved properties. If the sum of the cash flows is less than the carrying amount, the impairment loss is limited to the amount by which the carrying amount exceeds the sum of the fair value of discounted proved and probable reserves and the costs of unproved properties that have been subject to a separate impairment test and contain no probable reserves.

     iv)  Asset retirement obligations

          The Company  recognizes the fair value of estimated  asset  retirement obligations on the consolidated balance sheet when a reasonable estimate of fair value can be made. Asset retirement obligations include those legal obligations where the Company will be required to retire tangible long-lived assets such as well sites, pipelines, and facilities. The asset retirement cost, equal to the initially estimated fair value of the asset retirement obligation, is capitalized as part of the cost of the related long-lived asset. Changes in the estimated obligation resulting from revisions to estimated timing or amount of undiscounted cash flows are recognized as a change in the asset retirement obligation and the related asset retirement cost.

          Asset retirement costs are amortized using the unit-of-production method and are included in depletion and depreciation in the consolidated statement of earnings. Increases in the asset retirement obligations resulting from the passage of time are recorded as accretion of asset retirement obligations in the consolidated statement of earnings.

          Actual expenditures incurred are charged against the accumulated obligation.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     v)   Inventories

          Physical inventory held for exploration, development, and operating activities is included in property and equipment and is valued at cost.

d)   GOODWILL

     Goodwill is recorded on a corporate acquisition when the purchase price is in excess of the fair values assigned to assets acquired and liabilities assumed. Goodwill is not amortized and an impairment test is performed at least annually to evaluate the carrying value. To assess impairment, the fair value of the consolidated entity, excluding the Mazeppa Processing Partnership, is determined and compared to the carrying value. If the fair value is less than the carrying value then a second test is performed to determine the amount of the impairment. Any loss recognized is equal to the difference between the implied fair value and the carrying value of the goodwill.

e)   FINANCIAL INSTRUMENTS AND DERIVATIVES

     Financial instruments consist mainly of cash, accounts receivable, other current assets, accounts payable, and long-term debt. The Company uses derivative financial instruments for non-trading purposes to manage fluctuations in commodity prices, foreign currency exchange rates, and interest rates as outlined in Note 16. The Company has elected not to designate any of its current risk management activities as accounting hedges and accounts for all derivative financial instruments using the mark-to-market accounting method.

f)   JOINT OPERATIONS

     Certain petroleum and natural gas activities are conducted jointly with others. These consolidated financial statements reflect only the Company's proportionate interest in such activities.

g)   EARNINGS PER SHARE AMOUNTS

     The Company uses the treasury stock method to determine the dilutive effect of stock options. This method assumes that proceeds received from the exercise of in-the-money stock options are used to repurchase common shares at the average market price for the period. Basic net earnings per common share are determined by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed by giving effect to the potential dilution that would occur if stock options were exercised.

h)   INCOME TAXES

     Income taxes are recorded using the liability method of accounting. Future income taxes are calculated based on the difference between the accounting and income tax basis of an asset or liability, using the substantively enacted income tax rates. Changes in income tax rates that are substantively enacted are reflected in the period the change occurs.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

i)   REVENUE RECOGNITION

     Revenue associated with the production and sale of crude oil, natural gas, and natural gas liquids owned by the Company is recognized when title passes to the customer and delivery has taken place. Revenue as reported, represents the Company's share and is presented before royalty payments to governments and other mineral interest owners. Other revenue is recognized in the period that the service is provided to the customer.

j)   STOCK-BASED COMPENSATION PLAN

     The Company records compensation expense in the consolidated statements of earnings for stock options granted to Directors, Officers, and employees using the fair-value method. Compensation costs are recognized over the vesting period and the fair values are determined using the Black-Scholes option pricing model.

     The Company also has an employee stock savings plan. The contributions are recorded as compensation expense as incurred.

k)   DEFERRED FINANCING CHARGES

     Financing costs related to the issuance of senior term notes are deferred and are amortized over the term of the notes on a straight-line basis. If the notes are retired, in whole or in part, prior to maturity, a pro-rata share of the unamortized balance is expensed in the consolidated statement of earnings.

l)   FOREIGN CURRENCY TRANSLATION

     Monetary assets and liabilities of the Company that are denominated in foreign currencies are translated into Canadian dollars at the period-end exchange rate, with any resulting gain or loss recorded in the consolidated statement of earnings.

m)   DIVIDEND POLICY

     The Company has neither declared nor paid any dividends on its common shares. The Company intends to retain its earnings to finance growth and expand its operations and does not anticipate paying any dividends on its common shares in the foreseeable future.

n)   DEFINED BENEFIT PENSION PLAN

     The Company accrues for obligations under a defined benefit pension plan and the related costs, net of plan assets for employees of Mazeppa Processing Partnership. The cost of the pension is actuarially determined using the projected benefit method based on length of service and reflects Management's best estimate of expected plan investment performance, salary escalation, and retirement age of employees.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

o)   RECENT ACCOUNTING PRONOUNCEMENTS

     In 2005, the Canadian Institute of Chartered Accountants ("CICA") issued three new accounting standards: Handbook Section 1530, "COMPREHENSIVE INCOME", Handbook Section 3855, "FINANCIAL INSTRUMENTS - RECOGNITION AND MEASUREMENT", and Handbook Section 3865, "HEDGES". The new standards introduce the Consolidated Statement of Comprehensive Income which is used to temporarily provide for gains and losses including foreign currency translation adjustments and other amounts arising from changes in fair value until they are realized and recorded in net earnings. As well, all financial instruments, including derivatives, are to be included in the Company's consolidated balance sheet and measured at fair value. In certain situations assets that are classified as held to maturity will continue to be measured at cost. The new standards also include further clarification on the application of hedge accounting which will have no impact on the Company's financial statements which currently reflect mark-to-market accounting for derivative instruments. These new standards are effective for fiscal years beginning on or after October 1, 2006 and early adoption is permitted. The Company has assessed the impact of these new accounting standards on the consolidated financial statements at January 1, 2007 and has determined that:

     o The balance in deferred financing charges will no longer be disclosed separately but will be netted against the corresponding senior term notes.

     o The presentation of accumulated other comprehensive income will be similar to the presentation of United States accounting principles and reporting included in Note 20.

     o The measurement and recording of financial instruments at fair value will not have a material impact on the Company's consolidated financial statements.

     In July 2006, the CICA replaced Handbook Section 1506, "ACCOUNTING CHANGES" with a new Section 1506, "ACCOUNTING CHANGES" to substantially harmonize with International Accounting Standards for the accounting and disclosure of changes in accounting estimates and errors. Under the new standard, accounting changes should be applied retrospectively unless otherwise permitted or where impracticable to determine. In addition, voluntary changes in accounting policy are made only if they result in the financial statements providing reliable and more relevant information. New disclosure is required for changes in accounting policies, changes in accounting estimates and correction of errors. The standard is effective for fiscal years beginning on or after January 1, 2007. The Company does not expect the application of this revised standard to have a material impact on the consolidated financial statements.

     In December 2006, the CICA issued two new  accounting  standards:  Handbook
     Section 3862, "FINANCIAL INSTRUMENTS - DISCLOSURES" and Section 3863, "FINANCIAL INSTRUMENTS - PRESENTATION". These new standards will require increased disclosure of financial instruments with particular emphasis on the risks associated with recognized and unrecognized financial instruments and how those risks are managed. The standards are effective for fiscal years beginning on or after October 1, 2007 and the Company is currently assessing the impact on the consolidated financial statements.

     In December  2006,  the CICA  issued a new  accounting  standard:  Handbook
     Section 1535, "CAPITAL DISCLOSURES", requiring disclosure of information about an entity's capital and the objectives, policies, and processes for managing capital. The standard is effective for fiscal years beginning on or after October 1, 2007 and the Company is currently assessing the impact on the consolidated financial statements.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

p)   RECLASSIFICATION

     Certain amounts disclosed for prior years have been reclassified to conform with current period presentation.

2.   BUSINESS COMBINATIONS

On April 12, 2004 and November 15, 2004, respectively, the Company acquired 100% of the issued and outstanding shares of Redwood Energy, Ltd. and Mayfair Energy Ltd. for total cash consideration of $12.1 million plus the assumption of $12.1 million of debt. Both entities were independent exploration and production companies with operations in the Company's core areas.

The business combinations have been accounted for using the purchase method with results of operations included in the consolidated financial statements from the date of acquisition. Goodwill recognized on these transactions amounted to $7.9 million.

During the year ended December 31, 2004, both companies were wound up into Compton Petroleum Corporation and dissolved.

3. NON-CONTROLLING INTEREST

Mazeppa Processing Partnership ("MPP" or "the Partnership") is a limited partnership organized under the laws of the province of Alberta and owns certain midstream facilities, including gas plants and pipelines in Southern Alberta. The Company processes a significant portion of its production from the area through these facilities pursuant to a processing agreement with MPP. The Company does not have an ownership position in MPP, however, the Company, through a management agreement, manages the activities of MPP and is considered to be the primary beneficiary of MPP's operations. Pursuant to AcG-15, these consolidated financial statements include the assets, liabilities, and operations of the Partnership. Equity in the Partnership, attributable to the partners of MPP, is recorded on consolidation as a non-controlling interest and is comprised of the following:

As at December 31,                              2006                 2005
                                           -------------       -------------

Non-controlling interest,
     beginning of year                     $      68,898       $       71,537
   Earnings attributable to
     non-controlling interest                      6,623                6,533
   Distributions to limited partner               (9,171)              (9,172)
                                           -------------       --------------

Non-controlling interest, end of year      $      66,350       $       68,898
                                           =============       ==============

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

3. NON-CONTROLLING INTEREST (CONTINUED)

Commencing May 1, 2004, pursuant to the terms of a processing agreement between Compton and MPP, Compton pays a monthly fee to MPP for the transportation and processing of natural gas through the MPP owned facilities. The fee is comprised of a fixed base fee of $764 thousand per month plus MPP operating costs, net of third party revenues. These amounts are eliminated from revenues and expenses on consolidation.

The processing agreement has a five year term ending April 1, 2009, at which time Compton may renew the agreement under terms determined at that time or purchase the Partnership units for the predetermined amount of $55 million, deemed to be fair value. In the event that the Company does not renew the processing agreement nor exercise the purchase option, the Limited Partner may dispose of the Partnership units to an independent third party.

MPP has guaranteed payment of certain obligations of its limited partner under a credit agreement between the limited partner and a syndicate of lenders. The maximum liability of the Partnership under the guarantee is limited to amounts due and payable to MPP by the Company pursuant to the processing agreement. The maximum liability at December 31, 2006 was $21.4 million (2005 - $30.6 million) payable over the remaining term of the processing agreement. The Company has determined that its exposure to loss under these arrangements is minimal, if any.

4. PROPERTY AND EQUIPMENT

                                                                         ACCUMULATED
                                                                          DEPLETION
                                                                             AND
As at December 31, 2006                                  COST           DEPRECIATION             NET
                                                     -------------     ----------------     --------------
Exploration and development costs                    $  1,931,594      $      (482,524)     $   1,449,070
Production equipment and processing facilities            582,705              (77,863)           504,842
Inventory                                                   6,818                    -              6,818
Future asset retirement costs                              17,128               (4,906)            12,222
Office equipment                                            9,359               (5,249)             4,110
                                                     -------------     ----------------     --------------
                                                     $  2,547,604      $      (570,542)     $   1,977,062
                                                     =============     ================     ==============

                                                                         Accumulated
                                                                          depletion
                                                                             and
As at December 31, 2005                                  Cost           depreciation             Net
                                                     -------------     ----------------     --------------
Exploration and development costs                    $  1,553,543      $      (366,902)     $   1,186,641
Production equipment and processing facilities            436,948              (52,771)           384,177
Inventory                                                   6,469                    -              6,469
Future asset retirement costs                              10,365               (3,771)             6,594
Office equipment                                            7,641               (4,151)             3,490
                                                     -------------     ----------------     --------------
                                                     $  2,014,966      $      (427,595)     $   1,587,371
                                                     =============     ================     ==============

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

4. PROPERTY AND EQUIPMENT (CONTINUED)

At December 31, 2006, $9.6 million (2005 - $11.1 million) relating to employee salaries, insurance costs and overhead recoveries determined in accordance with industry procedures were capitalized.

As at December 31, 2006, future capital expenditures of $329.7 million (2005 - $192.9 million, 2004 - $89.1 million), as estimated by independent reserve engineers, relating to the development of proved reserves have been included in costs subject to depletion. The estimated salvage value of production equipment and processing facilities at December 31, 2006 was $120.1 million (2005 - $108.6 million, 2004 - $81.0 million) and was excluded from costs subject to depletion. Undeveloped properties with a cost at December 31, 2006 of $202.9 million (2005
- $251.3 million, 2004 - $187.8 million) included in exploration and development costs, have not been subject to depletion.

The prices used in the evaluation of the carrying value of the Company's reserves for the purposes of the impairment test are:

                              NATURAL
As at December 31, 2006         GAS              OIL                NGL
                            -------------   ---------------     -------------
                              $ per mcf        $ per bbl          $ per bbl

2007                              7.77             63.95             60.66
2008                              8.27             65.20             60.10
2009                              8.19             62.83             58.37
2010                              8.18             60.37             56.69
2011                              8.37             58.72             55.21
Approximate % increase
   thereafter                      2.0%              2.0%              2.0%

5.     CREDIT FACILITIES

As at December 31,                          2006               2005
                                      ---------------     --------------
Authorized                            $      500,000      $     289,000
                                      ===============     ==============
Prime rate                            $       35,000      $      22,900
Bankers' Acceptance                          295,000            155,000
                                      ---------------     --------------
Utilized                              $      330,000      $     177,900
                                      ===============     ==============

As at December 31, 2006, the Company had arranged authorized senior credit facilities with a syndicate of banks in the amount of $500 million. Advances under the facilities can be drawn and currently bear interest as follows:

       Prime rate plus 0.75%
       Bankers' Acceptance rate plus 1.75%
       LIBOR rate plus 1.75%

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

5. CREDIT FACILITIES (CONTINUED)

Margins are determined based on the ratio of total consolidated debt to consolidated cash flow. The facilities reach term on July 4, 2007 and, if not renewed, will mature 366 days later on July 5, 2008.

The senior credit facilities are secured by a first fixed and floating charge debenture in the amount of $1.0 billion covering all the Company's assets and undertakings.

6. SENIOR TERM NOTES

As at December 31,                                   2006            2005
                                                 -------------   ------------
Senior term notes
  US$450 million, 7.625% due December 1, 2013    $     524,385   $    349,770
  US$6.75 million, 9.90% due May 15, 2009                    -          7,870
                                                 -------------   ------------

                                                 $     524,385   $    357,640
                                                 =============   ============

On April 4, 2006, the Company issued an additional U.S.$150 million 7.625% senior term notes due 2013 under the same terms and conditions as the 7.625% notes outstanding at December 31, 2005. The proceeds from the issue of the notes were used to repay a portion of the debt outstanding under the Company's senior credit facilities. The Company also used a portion of the proceeds to redeem the balance of the U.S.$6.75 million 9.90% senior notes on May 16, 2006, being the first call date, at 104.95%.

In November 2005, the Company and a wholly owned subsidiary of the Company completed a tender offer and consent solicitation to amend the Indenture relating to the 9.9% notes. The Company and a wholly owned subsidiary paid 107.195% plus accrued and unpaid interest for the U.S. 158.25 million 9.9% notes tendered by the note holders. Information related to the tender costs can be found in note 8.

The 7.625% notes are not redeemable by the Company prior to December 1, 2009, except in limited circumstances. After that time, they can be redeemed in whole or part, at the rates indicated below:

       December 1, 2009                                  103.813%
       December 1, 2010                                  101.906%
       December 1, 2011 and thereafter                   100.000%

The senior term notes are subordinate to the Company's senior credit facilities.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

7.     INTEREST AND FINANCE CHARGES

Amounts charged to expense during the year ended are as follows:

Years ended December 31,              2006             2005            2004
                                 -------------    -------------    ------------
Interest on bank debt, net       $      15,356    $      11,520    $      9,662
Interest on senior term notes           35,880           20,912          21,281
Finance charges                          2,839            2,519           2,790
                                 -------------    -------------    ------------

Total                            $      54,075    $      34,951    $     33,733
                                 =============    =============    ============

Finance charges include the amortization of deferred charges and other current year expenses.

The effective interest rate on bank debt at December 31, 2006 was 5.6% (2005 - 4.2%).

8. DEFERRED FINANCING CHARGES AND OTHER

The following table presents the reconciliation of the beginning and ending aggregate carrying amount of deferred financing charges associated with the issue of senior term notes:

As at December 31,                                2006                 2005
                                              -------------        ------------
Deferred financing charges and
   other, beginning of year                   $     12,841         $     9,729
  Issue costs on 7.625% Senior Notes                 3,408              12,670
  Pro-rata reduction on repayment
    of 9.90% Senior Notes                             (293)             (7,053)
  Amortization expense                              (1,905)             (2,119)
  Other                                                 93                (386)
                                              -------------        ------------
Deferred financing charges and
   other, end of year                         $     14,144         $    12,841
                                              =============        ============

Costs incurred on the tender for the 9.90% senior term notes in 2005 were as follows:

Year ended December 31,                                               2005
                                                                  ------------
Premium payment                                                   $     7,814
Consent solicitation fee                                                5,883
Pro-rata reduction of deferred financing charges
   on repayment of 9.90% Senior Notes                                   7,053
                                                                  -----------
Total                                                             $    20,750
                                                                  ===========

The balance of the 9.9% senior notes were purchased in 2006 pursuant to a call option provision and no additional tender costs were incurred.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

9. FOREIGN EXCHANGE (GAIN) LOSS

Amounts charged to foreign exchange (gain) loss during the year ended were as follows:

Years ended December 31,                  2006           2005           2004
                                      ---------      ---------     ----------
Foreign exchange gain on
   translation of US$ debt            $   (665)      $ (7,808)     $ (14,652)
Other foreign exchange (gain) loss        (226)           455             21
                                      ---------      ---------     ----------

Total                                 $   (891)      $ (7,353)     $ (14,631)
                                      =========      =========     ==========

10. ASSET RETIREMENT OBLIGATIONS

The following table presents the reconciliation of the beginning and ending aggregate carrying amount of the obligations associated with the retirement of oil and natural gas assets:

As at December 31,                               2006                 2005
                                             -------------        ------------
 Asset retirement obligations,
   beginning of year                               20,770              18,006
 Liabilities incurred                               7,031               5,218
 Liabilities settled and disposed                    (267)             (1,275)
 Accretion expense                                  2,257               1,975
 Revision of estimates                                  -              (3,154)
                                             -------------        ------------
 Asset retirement obligations, end of year         29,791              20,770
                                             =============        ============

The total undiscounted amount of estimated cash flows required to settle the obligations was $233.0 million (2005 - $185.8 million), which has been discounted using a credit-adjusted risk free rate of 10.6% (2005 - 10.7%). The majority of these obligations are not expected to be settled for several years or decades into the future. Settlements will be funded from general Company resources at the time of retirement and removal.

11.  CAPITAL STOCK

a)   AUTHORIZED

     The Company is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares, issuable in series.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

11.  CAPITAL STOCK (CONTINUED)

b)   ISSUED AND OUTSTANDING

      As at December 31,                                  2006                                  2005
                                             --------------------------------      --------------------------------
                                                NUMBER                                Number
                                                  OF                                    of
                                                SHARES             AMOUNT             Shares             Amount
                                             -------------       ------------      --------------      ------------
                                                   (000s)                                 (000s)
     Common shares outstanding,
       beginning of year                          127,263        $   226,444             117,354       $   135,526
       Shares issued for cash, net                      -                  -               7,500            87,294
       Shares issued under stock
        option plan                                 1,489              5,993               2,926             4,424
       Shares repurchased                            (249)              (445)               (517)             (800)
                                             -------------       ------------      --------------      ------------
      Common shares outstanding,
       end of year                                128,503        $   231,992             127,263       $   226,444
                                             =============       ============      ==============      ============

     The Company maintains a Normal Course Issuer Bid program on an annual basis. Under the current program, the Company may purchase for cancellation up to 6,000,000 of its common shares, representing approximately 5.0% of the issued and outstanding common shares at the time the bid received regulatory approval.

     During the year, the Company purchased for cancellation 248,900 common shares at an average price of $13.79 per share (2005 - 516,600 common shares at an average price of $11.84 per share) pursuant to the normal course issuer bid. The excess of the purchase price over book value has been charged to retained earnings.

c)   SHAREHOLDER RIGHTS PLAN

     The Company has a shareholder rights plan (the "Plan") to ensure all shareholders are treated fairly in the event of a take-over offer or other acquisition of control of the Company.

     Pursuant to the Plan, the Board of Directors authorized and declared the distribution of one Right in respect of each common share outstanding. In the event that an acquisition of 20% or more of the Company's shares is completed and the acquisition is not a permitted bid, as defined by the Plan, each Right will permit the holder to acquire common shares at a 50% discount to the market price at that time.

12.  STOCK-BASED COMPENSATION PLANS

a)   STOCK OPTION PLAN

     The Company has a stock option plan for employees, including Directors and Officers. The exercise price of each option approximated the market price for the common shares on the date the option was granted. Options granted under the plan before June 1, 2003 are generally fully exercisable after four years and expire ten years after the grant date. Options granted under the plan after June 1, 2003 are generally fully exercisable after four years and expire five years after the grant date.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

12.  STOCK-BASED COMPENSATION PLANS (CONTINUED)

The  following tables summarize the information relating to stock options:

      As at December 31,                                    2006                                  2005
                                                ------------------------------        -----------------------------
                                                                    WEIGHTED                             Weighted
                                                                    AVERAGE                              average
                                                   STOCK            EXERCISE             Stock           exercise
                                                  OPTIONS            PRICE              options           price
                                                -------------      -----------        ------------      -----------
                                                   (000S)                               (000s)
      Outstanding, beginning of year                  11,446            $6.13              11,655            $3.51
        Granted                                        2,228           $13.99               2,930           $11.89
        Exercised                                     (1,489)           $3.14              (2,926)           $1.32
        Cancelled                                       (574)          $10.92                (213)           $8.30
                                                =============      ===========        ============      ===========

      Outstanding, end of year                        11,611            $7.79              11,446            $6.13
                                                -------------      -----------        ------------      -----------

      Exercisable, end of year                         6,593            $4.82               6,219            $3.38
                                                =============      ===========        ============      ===========

The range of exercise prices of stock options outstanding and exercisable at December 31, 2006 is as follows:

                                              Outstanding Options                          Exercisable Options
                                 ----------------------------------------------       ------------------------------
                                                    Weighted
                                                     average        Weighted                             Weighted
                                  Number of         remaining       average            Number of          average
                                   options         contractual      exercise            options          exercise
      RANGE OF EXERCISE PRICES   outstanding      life (years)       price           outstanding          price
      ------------------------  ------------      -----------      -----------       ------------      ------------
                                   (000s)                                               (000s)
      $1.25 - $2.99                    1,859              2.2            $1.76              1,859             $1.76
      $3.00 - $3.99                    1,318              4.5            $3.51              1,242             $3.49
      $4.00 - $4.99                    1,402              5.1            $4.28              1,310             $4.25
      $5.00 - $6.99                      972              2.0            $5.86                727             $5.86
      $7.00 - $9.99                    1,267              2.4            $7.61                696             $7.61
      $10.00 - $12.99                  2,827              3.5           $11.64                660            $11.64
      $13.00 - $18.39                  1,966              4.1           $14.38                 99            $13.62
                                 ------------      -----------      -----------       ------------      ------------
                                      11,611              3.5            $7.79              6,593             $4.82
                                 ============      ===========      ===========       ============      ============

      The Company has recorded stock-based compensation expense in the consolidated statement of earnings for stock options granted to employees, Directors, and Officers after January 1, 2003 using the fair value method.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

12.  STOCK-BASED COMPENSATION PLANS (CONTINUED)

     The fair value of each  option  granted is  estimated  on the date of grant
     using  the  Black-Scholes   option  pricing  model  with  weighted  average
     assumptions for grants as follows:

      Years ended December 31,               2006        2005       2004
                                           ---------   ---------   --------
      Weighted average fair
        value of options granted              $6.90       $5.45      $3.70
      Risk-free interest rate                   4.0%        3.6%       3.9%
      Expected life (years)                     5.0         5.0        5.0
      Expected volatility                      43.5%       43.9%      49.6%

     The following table presents the reconciliation of contributed surplus with respect to stock-based compensation:

      As at December 31,                              2006            2005
                                                  ------------    ------------

      Contributed surplus, beginning of year      $     9,173     $     3,840
      Stock-based compensation expense                  9,121           5,903
      Stock options exercised                          (1,320)           (570)
                                                  ------------    ------------

      Contributed surplus, end of year            $    16,974     $     9,173
                                                  ============    ============

     The Company has not recorded stock-based compensation expense in the consolidated statement of earnings related to stock options granted prior to 2003. If the Company had applied the fair value method to options granted prior to 2003, the effect would have been as follows:

     Years ended December 31,                        2006     2005    2004
                                                    ------   ------  ------

     Reduction in net earnings                       $412    $1,007  $1,545
     Reduction in net earnings per common share -
      basic and diluted                             $0.00     $0.01   $0.01

b)   SHARE APPRECIATION RIGHTS PLAN

     CICA Handbook section 3870 requires recognition of compensation costs with respect to changes in the intrinsic value for the variable component of fixed share appreciation rights ("SARs"). During the years ended December 31, 2006, 2005 and 2004, there were no significant compensation costs related to the outstanding variable component of these SARs. The liability related to the variable component of these SARs amounts to $1.2 million, which is included in accounts payable as at December 31, 2006 (2005 - $1.4 million). All outstanding SARs having a variable component expire at various times through 2011.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

12.  STOCK-BASED COMPENSATION PLANS (CONTINUED)

c)   EMPLOYEE RETENTION PROGRAM

     In recognition of the shortage of qualified personnel that currently exists within the industry, the Company implemented an Employee Retention program in July 2006 for its existing employees, excluding Officers and Directors. Under the program and contingent upon various conditions present as at July 1, 2007, the Company may incur additional compensation costs to a maximum amount of $4.2 million. During the year ended December 31, 2006 $1.4 million has been recognized in stock-based compensation expense as a partial recognition of this potential liability. Any amount payable under the program will be paid on July 1, 2007 at which time the final amount will be fully determinable.

13.    PER SHARE AMOUNTS

The following table summarizes the common shares used in calculating net earnings per common share:

Years ended December 31,             2006            2005            2004
                                -------------   -------------   -------------
                                   (000s)          (000s)          (000s)
Weighted average common shares
  outstanding - basic                127,820         125,627         117,244
Effect of stock options                5,806           6,040           6,789
                                -------------   -------------   -------------

Weighted average common shares
  outstanding - diluted              133,626         131,667         124,033
                                =============   =============   =============

In calculating diluted earnings per common share for the year ended December 31, 2006, the Company excluded 1,537,100 options (2005 - 331,800, 2004 - 288,000) as the exercise price was greater than the average market price of its common shares in those years.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

14.  DEFINED BENEFIT PENSION PLAN

There are 34 employees of MPP currently enrolled in a co-sponsored, defined benefit pension plan. The Company does not have a pension plan for other employees. Information relating to the MPP retirement plan is outlined below:

As at December 31,                                    2006                 2005
                                                   ------------    ------------
Accrued benefit obligation
   Accrued benefit obligation
     - beginning of year                           $     7,562     $     6,110
   Current service cost                                    368             284
   Interest cost                                           387             372
   Benefits paid                                          (392)           (378)
   Actuarial (gain) loss                                  (208)          1,174
                                                   ============    ============
   Accrued benefit obligation
     - end of year                                 $     7,717     $     7,562
                                                   ============    ============

Fair value of plan assets
   Fair value of plan assets
     - beginning of year                           $     5,839     $     5,221
   Employee contributions                                   82              75
   Employer contributions                                  439             308
   Benefits paid                                          (392)           (378)
   Actual return on plan assets                            667             613
                                                   ============    ============

   Fair value of plan assets - end of year         $     6,635     $     5,839
                                                   ============    ============

Accrued benefit asset
   Funded status - plan assets less
     than benefit obligation                            (1,082)         (1,723)
   Unamortized net actuarial gain                          414             891
   Unamortized past service costs                          793             862
                                                   ============    ============

   Accrued benefit asset, included
     in deferred financing charges and other
                                                   $       125     $        30
                                                   ------------    ------------

Economic assumptions used to determine benefit obligation and periodic expense were:

Years ended December 31,                               2006           2005
                                                    ------------   ------------
Discount rate                                              5.0%           5.0%
Expected rate of return on assets                          7.0%           7.0%
Rate of compensation increase                              3.5%           3.5%
Average remaining service period
   of covered employees                                16 YEARS       15 years

Actuarial evaluations are required every three years, the next evaluation being January 1, 2009.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

14.  DEFINED BENEFIT PENSION PLAN (CONTINUED)

Pension expense, included in MPP operating costs, is as follows:

Years ended December 31,                              2006                2005
                                               ------------         -----------
Current service cost                           $       292          $      232
Interest on accrued benefit obligation                 387                 372
Interest on assets                                    (407)               (364)
Amortization on past service cost                       69                  69
Amortization of net actuarial loss                       9                   -
                                               ------------         -----------
Pension expense, included in
   operating expense                           $       350          $      309
                                               ============         ===========

MPP expects to contribute $437 thousand to the plan in 2007.

15.    INCOME TAXES

a) The following table reconciles income taxes calculated at the Canadian statutory rate with actual income taxes:

Years ended December 31,                2006            2005            2004
                                   -------------    ------------   -------------
Earnings before taxes and
   non-controlling interest        $    130,457     $   145,247    $    103,234
                                   -------------    ------------   -------------

Canadian statutory rate                   34.5%           37.6%           38.6%
Expected income taxes              $     45,008     $    54,613    $     39,848
Effect on taxes resulting from:
  Non-deductible Crown charges            2,145          15,061          17,611
  Resource allowance                     (1,987)        (11,980)        (13,535)
  Non-deductible stock-based
    compensation                          3,147           2,221           1,316
  Federal capital tax                         -           1,896           2,526
  Effect of tax rate changes            (49,655)         (5,764)         (8,359)
  Non-taxable portion of capital
    items                                  (115)              -          (2,831)
  Other                                  (2,135)          1,341            (393)
                                   -------------    ------------   -------------
Provision for income taxes         $    (3,592)     $    57,388    $     36,183
                                   -------------    ------------   -------------
Current
  Income taxes                     $         44     $     3,175    $        225
  Federal capital taxes                       -           1,896           2,526
Future                                  (3,636)          52,317          33,432
                                   -------------    ------------   -------------
                                   $    (3,592)     $    57,388    $     36,183
                                   =============    ============   =============

Effective tax rate                       (2.8)%           39.5%           35.0%
                                   =============    ============   =============

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

15.  INCOME TAXES (CONTINUED)

     A significant portion of the Company's taxable income is generated by a partnership. Income taxes are incurred on the majority of the partnership's taxable income in the year following its inclusion in the Company's consolidated net earnings. Current income tax is dependent upon the amount of capital expenditures incurred and the method of deployment.

     During the second quarter of 2006, the Canadian Federal and Alberta governments enacted corporate tax rate reductions.

b)   The net future income tax liability is comprised of:

      As at December 31,                               2006               2005
                                                ------------        -----------
      Future income tax liabilities
        Property and equipment in
           excess of tax values                 $   229,936         $  232,258
        Timing of partnership items                  83,328             93,532
        Foreign exchange gain on
           long-term debt                             8,729             11,466
        Other                                         2,591                  -
      Future income tax assets
        Attributed Canadian royalty income           (7,462)            (8,830)
        Asset retirement obligations                 (8,642)            (6,984)
        Other                                              -            (9,325)
                                                ------------        -----------
      Net future income taxes                   $   308,480         $  312,117
                                                ============        ===========
      Net future income taxes                   $   308,480         $  312,117
      Current portion                                (5,790)             2,609
                                                ------------        -----------
      Non-current future income taxes           $   302,690         $  314,726
                                                ============        ===========

16.  FINANCIAL INSTRUMENTS

a)   DERIVATIVE FINANCIAL INSTRUMENTS AND RISK MANAGEMENT ACTIVITIES

     The Company is exposed to risks from fluctuations in commodity prices, interest rates, and Canada/US currency exchange rates. The Company utilizes various derivative financial instruments for non-trading purposes to manage and mitigate its exposure to these risks. Effective January 1, 2004, the Company elected to account for all derivative financial instruments using the mark-to-market method.

     Risk management activities during the periods, utilizing derivative instruments, relate to commodity price hedges, foreign currency contracts and cross currency interest rate swap arrangements and are summarized below:

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

16.  FINANCIAL INSTRUMENTS (CONTINUED)

     i)   COMMODITY PRICE HEDGES

          The Company enters into hedge transactions relating to crude oil and natural gas prices to mitigate volatility in commodity prices and the resulting impact on cash flow. The contracts entered into are forward transactions providing the Company with a range of prices on the commodities sold. Outstanding hedge contracts at December 31, 2006 are:

                                                            DAILY                                         MARK-
                                                          NOTIONAL               AVERAGE                TO-MARKET
      COMMODITY                      TERM                  VOLUME                 PRICE                   GAIN
      Natural gas
        Collar                 Nov./06 - Mar./07         38,095 mcf      $8.43 - $11.15/mcf        $          5,818
        Collar                 Apr./07 - Oct./07         28,571 mcf      $6.74 - $9.28/mcf                    3,187
                                                                                                      --------------

                                                                                                              9,005
      Crude Oil
        Collar                 Jan./07 - Dec./07         3,000 bbls      US$75.00 - $84.55/bbl               13,620
                                                                                                      --------------
      Unrealized risk management gain                                                              $         22,625
                                                                                                      ==============

          The following financial instruments were entered into subsequent to December 31, 2006:

      Natural gas
        Collar            Apr./07 - Oct./07    14,286 mcf    $7.35 - $8.88/mcf

          At December 31, 2005 the mark-to-market valuation of commodity contracts resulted in a $3.2 million unrealized risk management loss.

     ii)  DEFERRED RISK MANAGEMENT LOSS

          As at January 1, 2004, the Company elected not to designate any of its risk management activities as accounting hedges and accordingly accounts for all derivative instruments using the mark-to-market method. As a result, on January 1, 2004, the Company recorded a liability and a deferred risk management loss of $10.9 million relating to then outstanding commodity hedges and the interest rate swap. During the year ended December 31, 2006, $1.6 million (2005 - $1.6 million) of the deferred loss was charged to earnings. The remaining balance of $4.0 million at December 31, 2006 (2005 - $5.6 million) relates to the interest rate swap and will be charged to earnings in annual amounts of $1.6 million until eliminated in 2009 upon the termination of the swap contract.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

16.  FINANCIAL INSTRUMENTS (CONTINUED)

     iii) CROSS CURRENCY INTEREST RATE SWAP

          Concurrent with the issuance of 9.90% Senior Notes in 2002, the Company entered into interest rate swap arrangements expiring May 2009 that convert fixed rate U.S. dollar denominated interest obligations into floating rate Canadian dollar denominated interest obligations. On purchase of the majority of the 9.90% Senior Notes in November 2005, the Company elected not to collapse the cross currency interest rate swap. Accordingly, the swap remains outstanding and at December
          31, 2006, the Company valued the liability relating to future unrealized losses on the swap arrangements to be $11.4 million (2005 - $14.8 million) on a mark-to-market basis. The current portion of this amount at December 31, 2006 is $4.6 million (2005 - $4.6 million).

     iv)  RISK MANAGEMENT (GAIN) LOSS

          Risk management (gains) and losses recognized during the periods relating to commodity prices, foreign exchange notes and the interest rate swap are summarized below:

                                              Commodity         Foreign           Interest
Year ended December 31, 2006                  Contracts         Currency          Rate Swap         Total
                                            --------------    --------------     ------------     -----------
Unrealized
  Amortization of deferred loss             $           -      $          -     $      1,642      $   1,642
  Change in fair value                            (25,775)                -           (3,389)       (29,164)
                                            --------------     -------------    -------------     ----------
                                                  (25,775)                -           (1,747)       (27,522)
Realized
  Cash settlements                                (39,217)           (1,405)           4,423        (36,199)
                                            --------------     -------------    -------------     ----------
Total (gain) loss                           $     (64,992)     $     (1,405)    $      2,676      $ (63,721)
                                            ==============     =============    =============     ==========


                                              Commodity         Foreign           Interest
Year ended December 31, 2005                  Contracts         Currency          Rate Swap         Total
                                            --------------    --------------     ------------     -----------

Unrealized
  Amortization of deferred loss             $           -     $           -      $     1,642      $    1,642
  Change in fair value                              5,136                 -            3,393           8,529
                                            --------------    --------------     ------------     -----------
                                                    5,136                 -            5,035          10,171
Realized
  Cash settlements                                  9,663                 -             (532)          9,131
                                            --------------    --------------     ------------     -----------

Total loss                                  $      14,799     $           -      $     4,503      $   19,302
                                            ==============    ==============     ============     ===========

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

16.    FINANCIAL INSTRUMENTS (CONTINUED)

                                                Commodity         Foreign          Interest
Year ended December 31, 2004                    Contracts        Currency          Rate Swap         Total
                                            --------------    --------------     ------------     -----------
Unrealized
  Amortization of deferred loss             $       2,001     $           -      $     1,642      $    3,643
  Change in fair value                             (3,986)                -            2,522          (1,464)
                                            --------------    --------------     ------------     -----------
                                                   (1,985)                -            4,164           2,179
Realized
  Cash settlements                                  9,151                 -           (2,522)          6,629
                                            --------------    --------------     ------------     -----------
Total loss                                  $       7,166     $           -      $     1,642      $    8,808
                                            --------------    --------------     ------------     -----------

b)   OTHER FINANCIAL INSTRUMENTS AND RISK

     i)   CREDIT RISK MANAGEMENT

          Accounts receivable include amounts receivable for oil and natural gas sales which are generally made to large credit worthy purchasers and amounts receivable from joint venture partners which are generally recoverable from production. Accordingly, the Company views credit risks on these amounts as low.

          The Company is exposed to losses in the event of non-performance by counter-parties to financial instruments. The Company deals with major financial institutions and believes these risks are minimal.

     ii)  FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

          The carrying value of cash, accounts receivable, other current assets, current liabilities, and bank debt approximate fair value. The estimated fair value of senior term notes was $503.4 million as at December 31, 2006 versus the carrying amount of $524.4 million. Other current assets are comprised of prepaid expenses, Crown royalty deposits and marketable securities valued at cost. The fair value of the marketable securities at December 31, 2006 exceeded the cost by $1.3 million.

     iii) FOREIGN CURRENCY RISK MANAGEMENT

          The Company is exposed to fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar. Crude oil and to a certain extent natural gas prices are based upon reference prices denominated in U.S. dollars, while the majority of the Company's expenses are denominated in Canadian dollars. When appropriate, the Company enters into agreements to fix the exchange rate of Canadian dollars to U.S. dollars in order to manage the risk.

          On December 31, 2006, all existing foreign exchange contracts expired and the Company has not entered into any new contracts subsequent to year end.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

17.  CASH FLOW

Changes in non-cash working capital items increased (decreased) cash as follows:

Years ended December 31,                2006            2005           2004
                                   -------------   -------------   ------------
Accounts receivable and other
   current assets                  $     24,751    $    (17,371)   $   (20,176)
Accounts payable                        (62,425)         78,385         39,598
Taxes payable                                 -            (301)        (2,526)
                                   -------------   -------------   ------------
                                   $    (37,674)   $     60,713    $    16,896
                                   =============   =============   ============
Net change in non-cash working
    capital relating to:
  Operating activities             $      18,901   $      8,441    $   (12,594)
  Financing activities                    1,278          (1,829)           324
  Investing activities                  (57,853)         54,101         29,166
                                   -------------   -------------   ------------
                                   $    (37,674)   $     60,713    $    16,896
                                   -------------   -------------   ------------

Amounts paid during the year relating to interest expense and capital taxes were as follows:

Years ended December 31,            2006              2005             2004
                               -------------     -------------     ------------
Interest paid                  $     48,857      $     31,444      $    28,604
                               -------------     -------------     ------------
Current income taxes paid      $         14      $      4,101      $     4,952
                               =============     =============     ============

18.  COMMITMENTS AND CONTINGENT LIABILITIES

a)   COMMITMENTS

     The Company has committed to certain payments over the next five years, as follows:

                                             2007             2008              2009            2010            2011
                                        ----------      -----------       -----------     -----------      ----------
Operating leases                        $   3,737       $    3,365        $    2,846      $        -       $       -
Office facilities                           3,509            4,923             4,800           4,800           4,800
MPP partnership distributions               9,172            9,172             3,057               -               -
                                        ----------      -----------       -----------     -----------      ----------
                                        $  16,418       $   17,460        $   10,703      $    4,800       $   4,800
                                        ==========      ===========       ===========     ===========      ==========

     The Company has entered into a lease agreement for new office facilities commencing October 2008. Annual commitments under the lease agreement are approximately $4.8 million per year for the 10 year term.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

18.  COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

b)   LEGAL PROCEEDINGS

     The Company is involved in various legal claims associated with normal operations. These claims, although unresolved at the current time, in management's opinion, are not significant and are not expected to have a material impact on the financial position or results of operations of the Company.

19.  SUBSEQUENT EVENTS

     Prior to December 31, 2006, the Company entered into transactions for the sale of certain minor non-core properties, effective at year end. The transactions closed subsequent to year end and net proceeds of $45.9 million from the dispositions were received. The dispositions have been recorded as at the closing dates and have not been recognized in the 2006 financial statements.

20.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING

RECONCILIATION OF CONSOLIDATED FINANCIAL STATEMENTS TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which, in most respects, conforms to accounting principles generally accepted in the United States of America ("U.S. GAAP"). The significant differences in those principles, as they apply to the Company's statements of earnings, balance sheets, and statements of cash flows, are described below.

RECONCILIATION OF NET EARNINGS UNDER CANADIAN GAAP TO U.S. GAAP:

For the years ended December 31,                2006         2005        2004
                                             ---------     --------    --------
Net earnings for year, as reported           $ 127,426     $ 81,326    $ 63,633

Adjustments
  Risk management gain, net (Note e)             1,166        1,067       2,236
  Depletion and depreciation, net (Note a)     (7,744)          650           -
                                             ---------     --------    -------

Net earnings - U.S. GAAP                     $ 120,848     $ 83,043    $ 65,869
                                             =========     ========    =======

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

20.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

CONSOLIDATED STATEMENTS OF EARNINGS - U.S. GAAP

For the years ended December 31,                2006         2005        2004
                                            ---------    ---------   ---------
Revenue, net of royalties                   $ 409,979    $ 425,162   $ 298,243
Expenses
  Operating                                    95,462       66,802      55,655
  Transportation                               12,564       10,858       8,595
  General and administrative                   26,231       21,223      15,215
  Interest and finance charges                 54,075       55,701      33,733
  Depletion and depreciation (Note a)         153,964      104,525      82,554
  Foreign exchange (gain)                        (891)      (7,353)    (14,631)
  Accretion of asset retirement
    obligations                                 2,257        1,975       1,670
  Stock-based compensation                     10,488        5,903       3,410
  Guarantee (Note h)                             (375)        (375)          -
  Risk management (gain) loss (Note e)        (65,363)      17,660       5,165
                                            ---------    ---------   ---------
  Earnings before taxes and
     non-controlling interest                 121,567      148,243     106,877
  Income tax (recovery) expense
    (Note a, e, g)                             (6,279)      58,292      37,590
  Non-controlling interest(Note h)              6,998        6,908       3,418
                                            ---------    ---------   ---------
Net earnings - U.S. GAAP                    $ 120,848    $  83,043   $  65,869
                                            =========    =========   =========

Net earnings per common share
  - U.S. GAAP
  Basic                                     $    0.95    $    0.66   $    0.56
  Diluted                                   $    0.90    $    0.63   $    0.53


CONSOLIDATED STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

For the years ended December 31,                 2006         2005        2004
                                            ---------    ---------   ---------

Balance, end of year                        $       -    $       -   $       -
Pension plan - adoption of FAS 158 (Note g)     (893)            -           -
                                            ---------    ---------   ---------
Adjusted balance, end of year               $   (893)    $       -   $       -
                                            =========    =========   =========

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

20.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

CONDENSED CONSOLIDATED BALANCE SHEETS

As at December 31,                                         2006                                 2005
                                              -------------------------------      -------------------------------
                                              AS REPORTED         U.S. GAAP        As reported         U.S. GAAP
                                              ------------       ------------      -------------      ------------
Assets
  Cash                                        $    12,232        $    12,232       $      8,954       $     8,954
  Other current assets                            132,152            132,152            135,408           135,408
  Property and equipment (Note a)               1,977,062          1,967,135          1,587,371         1,588,350
  Goodwill                                          7,914              7,914              7,914             7,914
  Deferred financing charges and
    other (Notes f, g)                             14,144             12,160             12,841            10,174
  Deferred risk management loss (Note e)            3,968                  -              5,610                 -
                                              ------------       ------------      -------------      ------------
                                              $ 2,147,472        $ 2,131,593       $  1,758,098       $ 1,750,800
                                              ============       ============      =============      ============

Liabilities and shareholders' equity
  Current liabilities                         $   153,316        $   153,316       $    211,627       $   211,627
  Long term debt (Note f)                         854,385            852,526            535,540           532,873
  Asset retirement obligations                     29,791             29,791             20,770            20,770
  Unrealized risk management loss                   6,816              6,816             10,201            10,201
  Guarantee obligation (Note h)                         -                873                  -             1,248
  Unfunded pension liability (Note g)                   -              1,082                  -                 -
  Future income taxes (Notes a, c, e)             302,690            297,755            314,726           312,791
  Non-controlling interest (Note h)                66,350             65,477             68,898            67,650
                                              ------------       ------------      -------------      ------------
                                                1,413,348          1,407,636          1,161,762         1,157,160
                                              ------------       ------------      -------------      ------------

  Capital stock (Note c)                          231,992            261,979            226,444           256,431
  Contributed surplus                              16,974             16,974              9,173             9,173
  Retained earnings                               485,158            445,897            360,719           328,036
  Accumulated other comprehensive
  Income (loss) (Note g)                                -               (893)                 -                 -
                                              ------------       ------------      -------------      ------------
                                                  734,124            723,957            596,336           593,640
                                              ------------       ------------      -------------      ------------
                                              $ 2,147,472        $ 2,131,593       $  1,758,098       $ 1,750,800
                                              ============       ============      =============      ============

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

20.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

For the years ended December 31,                  2006         2005       2004
                                              ---------   ----------  ---------
 Operating activities
  Net earnings                                $ 120,848   $   83,043  $  65,869
  Amortization of deferred charges
    and other                                     1,996       22,940      2,101
  Depletion and depreciation                    153,964      104,525     82,554
  Accretion of asset retirement obligations       2,257        1,975      1,670
  Unrealized foreign exchange (gain)               (665)      (7,808)   (14,652)
  Future income taxes                            (6,323)      53,221     34,839
  Unrealized risk management (gain) loss        (29,164)       8,529     (1,464)
  Other                                          13,392       11,687      6,214
  Change in non-cash working capital            (38,952)      62,542     20,742
                                              ---------   ----------  ---------

Cash from operating activities                  217,353      340,654    197,873
                                              ---------   ----------  ---------

Cash from financing activities                  309,448      171,020    111,179
                                              ---------   ----------  ---------

Cash used in investing activities (Note i)     (523,523)    (512,788)  (310,362)
                                              ---------   ----------  ---------

Change in cash                                    3,278       (1,114)    (1,310)

Cash, beginning of year                           8,954       10,068     11,378
                                              ---------   ----------  ---------
Cash, end of year                             $  12,232   $    8,954  $  10,068
                                              =========   ==========  =========



NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

a)   FULL COST ACCOUNTING

     The full cost method of accounting for crude oil and natural gas operations under Canadian and U.S. GAAP differ in the following respects.

     Under U.S. GAAP, an impairment test is applied to ensure the unamortized capitalized costs in each cost centre do not exceed the sum of the present value, discounted at 10%, of the estimated constant dollar, future net operating revenue from proved reserves plus unimpaired unproved property costs less applicable taxes. Under Canadian GAAP, a similar impairment test calculation is performed with the exception that cash flows from proved reserves are undiscounted and utilize forecasted pricing to determine whether impairments exist. If an impairment exists, then the amount of the write down is determined using the fair value of reserves. Under SEC regulations, the excess above the ceiling is not expensed if, subsequent to the end of the period, but prior to the release of the financial statements, oil and natural gas prices increase sufficiently such that an excess above the ceiling would have been eliminated if the increased prices were used in the calculation.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

20.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

a)   FULL COST ACCOUNTING (continued)

     The Company has completed an impairment test calculation at December 31, 2006 which indicated an impairment of our oil and natural gas properties of approximately $52 million, net of income tax. However, natural gas prices subsequent to December 31, 2006 have improved sufficiently to eliminate this calculated impairment. As a result, the Company was not required to record a write-down of it's oil and natural gas properties under the full cost method of accounting. Based on spot prices for oil and natural gas as of December 31, 2006, commodity hedges increased the full cost ceiling by $21 million, net of income tax.

     Depletion and depreciation on property and equipment is provided using the unit-of-production method under Canadian and U.S. GAAP. Both methods also use proved reserves to determine the rate however, for Canadian GAAP, proved reserves are determined using forecasted prices whereas U.S. GAAP applies constant prices. This reconciliation item resulted in an $10.9 million increase to depletion and depreciation expense for U.S. GAAP purposes during the year ended December 31, 2006 (2005 - $1.0 million reduction).

b)   STOCK-BASED COMPENSATION

     Under Canadian GAAP, compensation costs have been recognized in the consolidated financial statements for stock options granted to employees and directors on or after January 1, 2003. For the effect on periods prior to 2003 of stock-based compensation on the Canadian GAAP financials, which would be the same adjustment under U.S. GAAP, see Note 12.

     For the year ended December 31, 2006, the Company adopted SFAS 123(R) "Share-based payment" using the modified prospective approach. Under this amended standard, the intrinsic method of accounting for liability based stock compensation plans was no longer an alternative. Liability based stock compensation plans, including share appreciation rights, are now re-measured at fair value at each reporting period up until the settlement date. The adoption of this amended standard did not have a significant impact on the consolidated financial statements.

c)   FUTURE INCOME TAXES

     Under U.S. GAAP enacted tax rates are used to calculate future taxes, whereas Canadian GAAP uses substantively enacted tax rates. The future income tax adjustments included in the reconciliation of net earnings under Canadian GAAP to U.S. GAAP and the balance sheet effects include the effect of such rate differences, if any, as well as the tax effect of the other reconciling items noted.


     U.S. GAAP requires flow-through shares be recorded at their fair value without any adjustment for the renouncement of the tax deductions and any temporary difference resulting from the renouncement must be recognized in the determination of tax expense in the year incurred.

     The cumulative retained earnings adjustment relating to flow-through shares issued prior to December 31, 2003 was $30.0 million.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

20.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

c)   FUTURE INCOME TAXES (continued)

       The net future income tax liability is comprised of:

      As at December 31,                                2006            2005
                                                  -----------     -----------
      Future income tax liabilities
        Property and equipment                   $   227,103     $   232,908
        Timing of partnership items                   83,328          93,532
        Foreign exchange gain on long-term debt        8,729          11,466
        Other                                            489               -
      Future income tax assets
        Attributed Canadian royalty income            (7,462)         (8,830)
        Asset retirement obligations                  (8,642)         (6,984)
        Other                                              -         (11,910)
                                                  -----------     -----------

      Future income taxes                        $   303,545     $   310,182
                                                  -----------     -----------
                                                  -----------     -----------

      Net future income taxes                    $   303,545     $   310,182
      Current portion                                 (5,790)          2,609
                                                  -----------     -----------

      Non-current future income taxes            $   297,755     $   312,791
                                                  -----------     -----------
                                                  -----------     -----------

d)   COMPREHENSIVE INCOME

     Statement of Financial Accounting Standards 130, "Comprehensive Income", requires the reporting of comprehensive income in addition to net earnings. Comprehensive income includes net income plus other comprehensive income. Management believes that it has no comprehensive income.

e)   DERIVATIVE INSTRUMENTS AND HEDGING

     On January 1, 2004, the Company adopted under Canadian GAAP, EIC 128 which requires derivatives not designated as hedges to be recorded on the balance sheet as either assets or liabilities at their fair value. Changes in the derivative's fair value are recognized in current period earnings. Under the transitional rules, any gain or loss at the implementation date is deferred and recognized into revenue once realized. At January 1, 2004, a deferred loss was recognized in the amount of $10.9 million. During the year ended December 31, 2006, $1.6 million (2005 - $1.6 million) of the deferred loss was charged to earnings. The remaining balance of $4.0 million (2005 - $5.6 million) relates to the interest rate swap and will be recognized in annual amounts of $1.6 million until eliminated in 2009. Currently, the Company has not designated any of its financial instruments as hedges for accounting purposes under U.S. or Canadian GAAP.

     The deferred loss, recognized at January 1, 2004 under the Canadian GAAP transitional provision of EIC 128, has already been recognized in earnings for U.S. GAAP and became a reconciling item at December 31, 2006 and 2005.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

f)   DEFERRED FINANCING CHARGES

     Under U.S. GAAP, discounts on long-term debt are classified as a reduction of long-term debt rather than as deferred financing charges. At December 31, 2006 deferred financing charges and senior term notes were reduced by $1.9 million (2005 - $2.7 million).

g)   DEFINED BENEFIT PENSION PLAN

     At December 31, 2006, the Company adopted, for U.S. GAAP purposes SFAS 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)". These amendments require the Company to recognize the over or under funded status of defined benefit pension plans on the balance sheet as either an asset or liability and to recognize changes in the funding status through other comprehensive income. The transitional provisions, on adoption, require an adjustment to the closing balance of accumulated other comprehensive income. Canadian GAAP currently requires recognition of the accrued benefit or liability and does not require the Company to recognize the funded status of the plan on the balance sheet.

h)   GUARANTEE

     As disclosed in Note 3 to the consolidated financial statements, MPP has guaranteed payment of certain obligations of its limited partner under a credit agreement between the limited partner and a syndicate of lenders. Canadian GAAP only requires disclosure of this type of financial arrangement. U.S. GAAP, under FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", requires the fair valuation of the guarantee and the inclusion of the liability in the consolidated balance sheets. The offsetting adjustment is reflected as a charge to non-controlling interest.

     The   guarantee  is   amortized   to   earnings,   net  of  the  effect  on
     non-controlling interest, over the term of the guarantee.

i)   STATEMENTS OF CASH FLOW

     The consolidated statements of cash flow include under investing activities, changes in working capital for items not affecting cash, such as accounts payable and accounts receivable related to the non-cash elements of property and equipment additions. This presentation is not permitted under U.S. GAAP. The amount for the year ended December 31, 2006 of $(57.9) million (2005 - $54.1 million, 2004 - $29.2 million) has been reallocated to the change in non-cash operating working capital for U.S. GAAP presentation purposes.

COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Tabular amounts in thousands of dollars, unless otherwise stated)
--------------------------------------------------------------------------------

20.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

j)   RECEIVABLE AND PAYABLE AMOUNTS

      As at December 31,                               2006           2005
                                                    -----------    -----------
                                                     (in thousands of Canadian
                                                             dollars)
      Accounts receivable includes the following:
        Revenue receivable                         $    60,720    $    91,203
        Joint interest receivable                       18,032         24,482
        Other receivables                                4,783          6,388
                                                    ===========    ===========

                                                   $    83,535    $   122,073
                                                    -----------    -----------

      As at December 31,                                  2006           2005
                                                    -----------    -----------
                                                     (in thousands of Canadian
                                                             dollars)
      Accounts payable includes the following:
        Trade payables                             $   112,624    $   161,607
        Royalties payable                               17,856         32,001
        Other payables                                  10,963         10,261
                                                    ===========    ===========

                                                   $   141,443    $   203,869
                                                    -----------    -----------

k)   RECENT ACCOUNTING PRONOUNCEMENTS

     As of January 1, 2006, the Company adopted, for U.S. GAAP purposes, SFAS 154 "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and SFAS 3". The standard required retrospective application of voluntary changes in accounting principles, unless it was impracticable. The adoption of this standard has had no material impact on the Company's consolidated financial statements.

     New and revised accounting pronouncements have been evaluated by the Company and it was determined that the following may have a significant impact on the consolidated financial statements:

     i) As of January 1, 2007 the Company will be required to adopt, for U.S. GAAP purposes, FASB Interpretation No. 48 "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109". The interpretation provides clarification and guidance on financial statement recognition and disclosure of uncertain tax positions taken or anticipated in a tax return. The Company has assessed the impact and does not believe that the adoption of this standard will have a material impact on its consolidated financial statements.

     ii) As of January 1, 2008, the Company will be required to adopt, for U.S. GAAP purposes, SFAS 157 "Fair Value Measurements". The standard provides a common definition of fair value, expands disclosure about fair value measurements, and establishes a methodology for measuring fair value under U.S. GAAP. The Company is assessing the impact this standard will have on its consolidated financial statements.

SUPPLEMENTAL OIL AND NATURAL GAS INFORMATION (UNAUDITED)

A)  NET PROVED OIL AND NATURAL GAS RESERVES

The net proved oil and natural gas reserve estimates as at December 31, 2006, 2005 and 2004 set forth below were prepared in accordance with guidelines established by the Securities and Exchange Commission and accordingly were based on existing economic and operating conditions. Oil and natural gas prices in effect as of the respective year ends were used without any escalation except in those instances where the sale was covered by contract, in which case the applicable contract price was used. Operating costs, royalties, and future development costs were based on current costs with no escalation.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. Moreover, the present value should not be construed as the current market value of the Company's oil and natural gas reserves or the costs that would be incurred to obtain equivalent reserves. All of the reserves are located in Canada.

Estimated Quantities of Reserves

Years ended December 31,                          2006                     2005                     2004
                                         -----------------------   ----------------------   ----------------------
                                         CRUDE OIL    NATURAL      Crude oil    Natural     Crude oil    Natural
                                          & NGLS        GAS         & NGLs        Gas         & NGLs       Gas
                                         ----------- -----------   ----------- ----------   ----------- ----------
                                          (MBBLS)     (MMCF)         (mbbls)    (mmcf)        (mbbls)     (mmcf)
Balance, beginning of year                   29,515     455,503        18,771    359,975        14,542    326,573
  Revisions of previous estimates           (1,130)      66,149         5,550     59,930         2,797     16,547
  Extensions, discoveries and
    other additions                           1,840      74,649         6,498     66,940         3,026     47,713
  Acquisitions of minerals in place             201      10,270           723      5,564           427      9,444
  Dispositions of minerals in place           (229)     (12,939)            -        (56)         (440)    (3,160)
  Production                                 (2,577)    (40,301)       (2,026)   (36,850)       (1,581)   (37,142)
                                         ----------- -----------   ----------- ----------   ----------- ----------

Balance, end of year                         27,620     553,331        29,516    455,503        18,771    359,975
                                         ==========  ==========     ========== ==========   =========== ==========

Proved developed reserves
  Balance, beginning of year                 23,827     385,243        15,481    318,177        10,309    288,899
  Balance, end of year                       23,334     411,075        23,827    385,243        15,481    318,177
                                         ==========  ==========     ========== ==========   =========== ==========

B)   CAPITALIZED COSTS RELATED TO OIL AND NATURAL GAS ACTIVITIES

The aggregate capitalized costs of oil and natural gas activities and costs incurred in oil and natural gas property acquisitions, development, and exploration activities were as follows (excluding MPP and parts inventory):

Capitalized costs

As at December 31,                                    2006                2005
                                             --------------       -------------
                                                 (in thousands of Canadian
                                                         dollars)

Proved properties                         $      2,231,401     $     1,665,455
Unproved properties:
  Acquisition                                      131,333             129,490
  Exploration                                      108,487             143,606
Accumulated depletion and depreciation            (561,961)           (421,510)
                                             --------------       -------------
                                          $      1,909,260     $     1,517,041
                                             ==============       =============

Costs incurred on unproved properties

                                                                          Includes costs incurred in
                                          -----------     ------------------------------------------------------------
                                          CUMMULATIVE                                                        Prior
As at December 31,                           2006           2006             2005            2004            Years
                                          -----------     ----------      -----------     -----------      ----------
(in thousands of Canadian dollars)

Acquisition                            $     131,333   $      1,843    $      12,296   $      13,217    $     103,977
Exploration                                  108,487       (35,119)           60,368          13,418           69,820
                                          -----------     ----------      -----------     -----------      -----------

                                       $     239,820   $   (33,276)    $      72,664   $      26,635    $     173,797
                                          ===========    ===========      ===========     ===========      ============

Costs incurred

Years ended December 31,                                                        2006            2005             2004
                                                                          -----------     -----------      -----------
                                                                              (in thousands of Canadian dollars)

Acquisition costs (net of disposition)
  Proved properties                                                    $      33,094   $      28,575    $      12,686
  Unproved properties                                                          1,843          12,296           13,217
Development costs
  Development of proved undeveloped reserves                                 304,316         140,504           60,227
  Other                                                                      111,773         283,667          136,198
Exploration costs                                                             72,448          46,484           76,648
                                                                          -----------     -----------      -----------

Total costs incurred                                                   $     523,474   $     511,526    $     298,976
                                                                          ===========     ===========      ===========

Costs are transferred into the depletion base on an ongoing basis as the undeveloped properties are evaluated and proved reserves are established or impairment determined. Pending determination of proved reserves attributable to the above costs, the Company cannot assess the future impact on the amortization rate.

C) STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN RELATING TO PROVED OIL AND NATURAL GAS RESERVES

The standardized measure of discounted future net cash flows and changes therein relating to proved oil and natural gas reserves ("Standardized Measure") does not purport to present the fair market value of the Company's oil and natural gas properties. An estimate of such value should consider, among other factors, anticipated future prices of oil and natural gas, the probability of recoveries in excess of existing proved reserves and acreage prospects, and perhaps different discount rates. It should be noted that estimates of reserve quantities, especially from new discoveries, are inherently imprecise and subject to substantial revisions. The computation also excludes values attributable to the Company's midstream interests, referred to in the Financial Statements as Mazeppa Processing Partnership.

Under the Standardized Measure, future cash inflows are estimated by applying year end prices, adjusted for contracts currently in place to deliver production to the estimated future production of year end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on year end costs to determine pre-tax cash inflows. Future taxes are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company's tax basis in the associated proved oil and natural gas properties. Tax credits and net operating loss carry forwards are also considered in the future income tax calculation. Future net cash inflows after income taxes are discounted using a 10 percent annual discount rate to arrive at the Standardized Measure.

Years ended December 31,                     2006         2005          2004
                                         ------------  ------------  ----------
                                             (in thousands of Canadian dollars)

Future cash inflows                      $  5,253,029  $  6,571,858  $3,160,270
Future production costs                    (1,946,470)   (1,718,793)   (971,392)
Future development costs                     (339,699)     (209,901)   (102,557)
                                         ------------  ------------  ----------

Future net cash flows                       2,966,860     4,643,164   2,086,321
Income taxes                                 (519,798)   (1,344,684)   (539,539)
                                         ------------  ------------  ----------

Total undiscounted future
   net cash flows                           2,447,062     3,298,480   1,546,782
10 percent annual discount for
   estimated timing of cash inflows        (1,185,942)   (1,726,975)   (793,904)
                                         ------------  ------------  ----------

Standardized measure of discounted
  future net cash flows                  $  1,261,120  $  1,571,505  $  752,878
                                         ============  ============  ==========

The Company estimates that it will incur $158.2 million in 2007, $110.2 million in 2008 and $35.8 million in 2009 to develop proved undeveloped reserves.

The following table sets forth an analysis of changes in the standardized measure of discounted future net cash flows from proved oil and natural gas reserves:

Years ended December 31,                     2006          2005         2004
                                         ------------  ------------  ----------
                                            (in thousands of Canadian dollars)

Beginning of year                        $  1,571,505  $    752,878  $  553,009
  Sales of production, net of
    production costs                         (291,896)     (336,711)   (226,408)
  Net change in sales prices, net
    of production costs                      (731,330)      614,690      42,728
  Extensions, discoveries and
    additions                                 183,795       354,186     161,106
  Changes in estimated future
    development costs                        (221,882)     (135,499)    (54,838)
  Development costs incurred during
     the period which reduced future
     development costs                        314,251       353,740     184,053
  Revisions in quantity estimates             (74,504)      526,474     306,271
  Accretion of discount                       215,170        75,288      75,908
  Purchase of reserves                        (23,176)       (7,749)     (7,749)
  Sales of reserves                            47,220            87       4,416
  Net change in income tax                     396,818     (331,850)    (42,270)
  Changes in production rates
    (timing) and other                       (124,851)     (294,029)   (243,348)
                                         ------------  ------------  ----------

Standardized measure, end of year        $  1,261,120  $  1,571,505  $  752,878
                                         ============  ============  ==========